UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019

Bionano Genomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38613	26-1756290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9540 Towne Centre Drive, Suite 100 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 888-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BNGO	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	BNGOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 6, 2019, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of Bionano Genomics, Inc. (the “Company”), the Company’s Board of Directors (the “Board”) approved an increase in its authorized size from seven members to eight members and appointed Kristiina Vuori, M.D., Ph.D., effective as of June 6, 2019, to fill the vacancy created by such increase and serve as a Class II director until the Company’s 2020 Annual Meeting of Stockholders.

Dr. Vuori will receive compensation for her service as a director in accordance with the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). The Compensation Policy provides for annual cash compensation of $30,000 for service on the Board, payable in equal quarterly installments and pro-rated based on days served. In addition, pursuant to the Compensation Policy, on June 6, 2019, Dr. Vuori was granted a stock option to purchase 30,274 shares of the Company’s common stock (the “Initial Grant”), pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). The shares subject to the Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to Dr. Vuori’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

The Company has entered into its standard form of indemnification agreement for its directors and executive officers with Dr. Vuori.

There is no arrangement or understanding between Dr. Vuori and any other person pursuant to which Dr. Vuori was appointed as a director. Dr. Vuori is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

(e)

On June 6, 2019, the Board approved a modification to the terms of the annual performance-based cash bonus for Warren Robinson, the Company’s Chief Commercial Officer. As modified, the annual performance-based cash bonus Mr. Robinson will be eligible to receive for the fiscal year ending December 31, 2019 will be based entirely on the Company’s achievement of certain specified revenue objectives, with a target bonus ranging from 35% to 70% of his base salary, with the actual percentage determined by the Company’s level of achievement of such revenue objectives. Mr. Robinson’s current base salary is $305,325.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 6, 2019, the Company held its 2019 Annual Meeting of Stockholders (the “Annual Meeting”). As of April 15, 2019, the record date for the Annual Meeting (the “Record Date”), 10,845,020 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. A summary of the matters voted upon by stockholders at the Annual Meeting is set forth below.

A total of 5,857,715 shares of the Company’s common stock were present at the Annual Meeting in person or by proxy, which represents approximately 54% of the shares of the Company’s common stock outstanding as of the Record Date.

Proposal 1. Election of Directors.

The Company’s stockholders elected the two persons listed below as Class I Directors, each to serve until the Company’s 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The final voting results are as follows:

Name	Votes For	Votes Against	Votes Withheld/ Abstentions	Broker Non- Votes
R. Erik Holmlin, Ph.D.	5,036,450	—	151,188	670,077
David L. Barker, Ph.D.	5,036,444	—	151,194	670,077

Proposal 2. Ratification of the Selection of Independent Registered Public Accounting Firm.

The Company’s stockholders ratified the selection of Deloitte & Touche LLP by the Audit Committee of the Board as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The final voting results are as follows:

Votes For	Votes Against	Votes Withheld/ Abstentions	Broker Non-Votes
5,720,169	137,544	2	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bionano Genomics, Inc.

Date: June 11, 2019	By:	/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)